Exhibit 10.6

Sunoco Partners LLC

Independent Director Compensation Summary Sheet

for 2010

Directors who are employees of Sunoco Partners LLC or its affiliates receive no additional compensation for service on the general partner’s board of directors or any committees of the board. The table below summarizes the 2010 compensation program for independent directors of Sunoco Partners LLC, effective as of July 27, 2010.

2010 INDEPENDENT DIRECTOR COMPENSATION SUMMARY

Component	Amount ($)	Medium of Payment (1)	Timing of Payment (2)
Annual Retainer	41,000 per year	Restricted Units	$10,250 credited quarterly
	41,000 per year	Cash	$10,250 paid quarterly
Board Meeting Fee	1,500 per meeting	Cash	Paid quarterly
Committee Meeting Fee	1,000 per meeting	Cash	Paid quarterly
Compensation Committee Chair Retainer	3,500 per year	Cash	$ 875 paid quarterly
Audit Committee Chair Retainer	6,000 per year	Cash	$1,500 paid quarterly
Conflicts Committee Chair Retainer	2,000 per year	Cash	$500 paid quarterly
Presiding Director Fee	5,000 per year	Cash	$1,250 paid quarterly

Notes to table:

(1)	Pursuant to the Sunoco Partners LLC Directors’ Deferred Compensation Plan, the portion of the annual retainer paid in the form of Restricted Units is required to be deferred, and is credited to each independent director’s Mandatory Deferred Compensation Account. In addition, independent directors are permitted to voluntarily defer all or a portion of their cash retainers and fees. Voluntarily deferred cash compensation amounts are credited in the form of Restricted Units to each independent director’s Voluntary Deferred Compensation Account.
(2)	The fair market value of each quarterly payment of Restricted Units is calculated as of the payment date.

In addition to the foregoing, each independent director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees.